Exhibit 3(a)

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        PAK MAIL CENTERS OF AMERICA, INC.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Pak Mail Centers of America, Inc.

     SECOND: The following amendments to the Articles of Incorporation of the corporation were duly recommended by the board of directors on March 31, 1998, and were duly approved by the shareholders on June 19, 1998, in accordance with
Section 7-110-103 of the Colorado Business Corporation Act.

     THIRD: The second sentence of Section 9.1 of Article IX of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

          "Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders one-third of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group."

     FOURTH: Article X of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

          "ARTICLE X. Section 10.1. Shareholder Vote. In an election of directors, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, shall be elected to the Board of Directors of the Corporation. With respect to action on a plan of merger or share exchange, on the disposition of all or substantially all of the property of the Corporation, on the granting of consent to the disposition of all or substantially all of the property by an entity controlled by the Corporation, and on the dissolution of the Corporation, such action shall be approved by each voting group entitled to vote separately on the proposed action by a majority of all the votes entitled to be cast on the proposed action by that voting group. Except as bylaws adopted by the shareholders may provide for a greater voting requirement and except as is otherwise provided by the Colorado Business Corporation Act, action on an amendment to these Articles of Incorporation and action on a matter other than as provided above in this Article X is approved if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action. Any bylaw adding, changing, or deleting a greater quorum or voting requirement for shareholders shall meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater."

     FIFTH: Articles XI and XII of the Articles of Incorporation are hereby deleted in their entirety.



Dated:  June 19, 1998

                                         PAK MAIL CENTERS OF AMERICA, INC.,
                                         a Colorado corporation


                                         By: /s/  John E. Kelly
                                             -----------------------------------
                                             John E. Kelly, President


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